MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the "Agreement"), is made as of October 12, 2007 (the "Effective Date"), by and between **Cato Research Ltd.**, a North Carolina corporation ("CATO RESEARCH"), and **Senesco Technologies, Inc.**, a Delaware corporation ("CLIENT"). Each of CATO RESEARCH and CLIENT may be referred to herein separately as a "Party" and collectively as the "Parties."

WHEREAS, CLIENT is engaged in the evaluation and development of new biologics, pharmaceutical agents, medical devices and/or other life sciences technologies (collectively, "Products"); and

WHEREAS, CATO RESEARCH is a contract research and development organization ("CRO") providing a broad range of services for the evaluation, development and commercialization of Products ("CRO Services"); and

WHEREAS, CLIENT wishes to hire CATO RESEARCH, and CATO RESEARCH wishes to be hired by CLIENT, to assist CLIENT with certain aspects of the evaluation and development of CLIENT's Products as specified by CLIENT from time to time.

NOW, THEREFORE, in consideration of the foregoing premises and the promises, benefits, rights, and obligations set forth below, the Parties agree as follows:

1. **CRO Services**. CATO RESEARCH shall provide CRO Services to CLIENT, as reasonably requested by CLIENT from time to time, in accordance with this Agreement. The execution of this Agreement does not obligate either party to enter into any agreement for CRO Services and/or a Work Order Request (as defined below).

2. **Request for CRO Services**.

2.1 If CLIENT wants CATO RESEARCH to perform CRO Services, CLIENT shall provide CATO RESEARCH with sufficient information to enable CATO RESEARCH to understand the CRO Services being requested and time limitations or other constraints on the project. Within ten (10) business days of its receipt of this information, CATO RESEARCH shall determine in its sole discretion whether it wishes to perform the CRO Services requested by CLIENT and, if it wishes to perform such CRO Services, then CATO RESEARCH shall submit to CLIENT a written "Work Order Request" setting forth the CRO Service specifications and estimated fees and expenses. CLIENT shall then have ten (10) business days from its receipt of the Work Order Request to review, request modifications, as CLIENT deems appropriate and/or approve, and return it to CATO RESEARCH. If CLIENT does not sign and return the Work Order Request to CATO RESEARCH within ten (10) business days, CATO RESEARCH shall not be obligated to perform the CRO Services described in the Work Order Request.

2.2 If, from time to time, CATO RESEARCH considers information from CLIENT concerning requested CRO Services to be inadequate, or if CLIENT considers the CRO Service specifications, fees, expenses or other terms presented by CATO RESEARCH in a proposed Work Order Request to be unacceptable, then CLIENT and CATO RESEARCH shall use commercially reasonable efforts to negotiate in good faith and in a timely manner to reach a mutually acceptable exchange of information and terms of the Work Order Request.

2.3 Upon execution and delivery of a Work Order Request by authorized representatives of each of CATO RESEARCH and CLIENT, the Work Order Request shall become part of this Agreement and shall be known as a "Work Order." In the event of a conflict between a Work Order and this Agreement, the terms of this Agreement shall control unless otherwise specifically stated in the Work Order.

2.4 Unless otherwise notified by CLIENT, the Parties agree that CATO RESEARCH may assume that any officer, director or employee of CLIENT signing a Work Order Request on behalf of CLIENT is authorized to do so.

3. **Specification and Amendment of CRO Services.**

3.1 CATO RESEARCH shall use commercially reasonable efforts to perform CRO Services in accordance with the specifications, instructions, and guidelines in each Work Order and this Agreement in all material respects. The Parties shall work together in good faith to ensure that each Work Order clearly describes all methods, requirements, and obligations (other than those set forth in this Agreement) related to the CRO Services to be performed. In the event that a Work Order is unclear, ambiguous, or permits different understandings of the CRO Services to be performed, the Parties shall use good faith efforts to resolve such ambiguity.

3.2 A Work Order may only be amended in writing with the signature of both Parties.

4. **Compensation.**

4.1 CLIENT shall pay CATO RESEARCH for its CRO Services and expenses in accordance with its current rates or in accordance with a fixed fee, as specified in the Work Order governing such CRO Services. CLIENT shall reimburse CATO RESEARCH for out-of-pocket expenses reasonably incurred and documented by CATO RESEARCH while performing CRO Services under this Agreement including, but not limited to, telephone, facsimile, messenger, postage and other communication costs, document copying and retrieval, on-site and off-site storage fees, computer research fees and filing fees, all of which shall be itemized and attached to the invoice to be provided to CLIENT. Subject to the following, CLIENT shall reimburse CATO RESEARCH for reasonable transportation, lodging, and meal expenses for travel to sites away from CATO RESEARCH's office, and travel between CATO RESEARCH offices, provided that CLIENT has authorized such travel and such travel is necessary in the course of the CRO Services to be provided to CLIENT:

(a) Airline travel via commercial airline at no more than full coach fare, or business class fare for transoceanic travel;
(b) Local travel to sites other than CATO RESEARCH's office by personal car at a rate not to exceed the prevailing maximum reimbursement rate allowed by the federal government; and
(c) Local travel at locations remote from CATO RESEARCH's office by rental car or taxi, whichever is more cost efficient.

Travel time shall be billed as work time, with the understanding that, to the extent practical, CATO RESEARCH shall utilize travel time to perform CRO Services for CLIENT.

4.2 All payments shall be sent to Cato Research Ltd., Attn: Finance, 4364 South Alston Avenue, Durham, NC 27713. CLIENT shall pay CATO RESEARCH for all CRO Service fees, expenses, including reasonable, out-of-pocket costs and expenses, within thirty (30) days of receipt of the invoice by CLIENT for such fees and expenses. If all or any portion of an invoice remains unpaid thirty (30) days after receipt of the invoice by CLIENT, then the unpaid and undisputed amount shall accrue an administration fee of 1.25% per month on the unpaid balance remaining from the date of the invoice until paid. CLIENT shall reimburse CATO RESEARCH promptly for all reasonable out-of-pocket costs and expenses CATO RESEARCH incurs in enforcing payment of an overdue invoice, including, without limitation, attorneys' fees and expenses. Payments received from CLIENT by CATO RESEARCH on an overdue invoice shall be first applied to costs of collection, then to accrued interest, and

then to the unpaid balance of the invoice. If CLIENT has more than one (1) overdue invoice, CATO RESEARCH may, in its discretion, allocate collection costs among the invoices and apply payments against the invoices .

4.3 CATO RESEARCH may in its sole discretion suspend its performance of CRO Services if an undisputed invoice is ninety (90) days or more overdue, and CATO RESEARCH may refrain from resuming performance of CRO Services until all overdue undisputed invoices have been paid in full.

4.4 Except as otherwise set forth herein, any and all payments made hereunder are nonrefundable.

5. **Term and Termination.**

5.1 The initial term of this Agreement shall be one (1) year from the Effective Date, and it shall automatically renew for an additional one (1) year term unless, at least sixty (60) days before the expiration of any one (1) year term, a Party gives written notice to the other Party that it does not want to renew this Agreement; provided, however, that if the term of a Work Order extends beyond the term of this Agreement, then this Agreement will continue in effect until the completion or termination of such Work Order and all wind-down CRO Services related to such Work Order.

5.2 Either Party may terminate a Work Order upon the other Party's material default under this Agreement with respect to such Work Order, provided that the terminating Party has given the defaulting Party no less than thirty (30) days prior written notice of such default and the defaulting Party has not cured such default by the end of the notice period.

5.3 Either party may terminate a Work Order at any time upon no less than forty-five (45) days prior written notice to the other party.

5.4 Upon early termination of a Work Order, CLIENT shall pay CATO RESEARCH for all CRO Services rendered and reasonable out-of-pocket expenses incurred through the date of termination in accordance with Section 4 above. In the event of early termination, CATO RESEARCH's compensation under fixed fee arrangements or for partially completed milestones shall be made on a time and materials basis in accordance with its current rates, and CATO RESEARCH shall be paid for all CRO Services performed and related, non-cancelable expenses incurred through the date of termination.

5.5 If a Work Order is terminated by CATO RESEARCH pursuant to Section 5.2 or if CLIENT terminates a Work Order pursuant to Section 5.3, then, in addition to payments made under Section 5.4, CLIENT shall reimburse CATO RESEARCH for (a) any and all reasonable, non-cancelable obligations of CATO RESEARCH to third parties related to the terminated Work Order and (b) for any reasonably unforeseen down time for CATO RESEARCH personnel resulting from such termination of a Work Order, such down time not-to-exceed 50% of the amount of CATO RESEARCH personnel costs remaining in the Work Order at the time of termination.

5.6 Upon early termination of a Work Order, CATO RESEARCH shall inform CLIENT of the extent to which it expects work in progress to be completed as of the termination date, and CATO RESEARCH shall (unless otherwise instructed by CLIENT in writing) take reasonable steps to wind down work in progress in an orderly fashion. Unless the early termination is by CLIENT pursuant to Section 5.2, then, in addition to all other amounts payable to CATO RESEARCH, CLIENT shall pay CATO RESEARCH for any additional wind-down costs and wind-down services not otherwise itemized or provided for in the fees, costs and expenses set forth in the Work Order or provided for in Sections 4, 5.4 or 5.5 herein on a time and materials basis at CATO RESEARCH's current rates. CATO RESEARCH shall promptly provide CLIENT with an itemized estimate of any additional wind down costs to be incurred. If CLIENT instructs CATO RESEARCH in writing not to complete such wind-down CRO Services,

CATO RESEARCH shall, upon notification of the termination of the Work Order, promptly cease providing CRO Services and incurring costs to the extent practicable. In the event that CLIENT instructs CATO RESEARCH in writing to not complete wind-down CRO Services, CLIENT shall be deemed to have released CATO RESEARCH from all legal liability and to have covenanted not to sue CATO RESEARCH on any claims related to failure to perform and the failure to complete reasonable and customary wind-down CRO Services.

5.7 Upon early termination or expiration of a Work Order and at CLIENT's written request, CATO RESEARCH shall promptly return all files and other materials in its possession related to such Work Order to CLIENT at CLIENT's expense in such reasonable order and format as utilized at CATO RESEARCH.

5.8 The remedies provided in Sections 5.4 and 5.5 are not meant to limit any additional remedies, to the extent that they are not inconsistent with such Sections, available to a Party for breach of this Agreement by the other Party.

6. **Location of CRO Services.** CATO RESEARCH shall perform the CRO Services at CATO RESEARCH's facilities or at such other places as are mutually agreed upon by CATO RESEARCH and CLIENT.

7. **Confidential Information.**

7.1 "Confidential Information" of the Disclosing Party is defined as all disclosures by the Disclosing Party or its Affiliates, whether written or oral, including, but not limited to, Disclosing Party's business plans, financial data, proprietary software, technology under development, and marketing information, and any information, software, or other materials created by Receiving Party using, reflecting or including any part of the Confidential Information. For purposes of this Section, the Party disclosing Confidential Information is known as "Disclosing Party" and the Party receiving information is known as "Receiving Party." Disclosing Party shall mark all tangible embodiments of Confidential Information as such prior to providing it to Receiving Party, or if such Confidential Information is disclosed orally, the Disclosing Party shall produce a reasonable written summary of such Confidential Information, mark such written summary "Confidential" and provide it to the Receiving Party no later than thirty (30) days after such oral disclosure. Confidential Information does not include information that, as evidenced by Receiving Party's written records: (a) is in the public domain when Disclosing Party discloses it to Receiving Party; (b) enters the public domain after Disclosing Party's disclosure to Receiving Party and without any fault of Receiving Party; (c) was known to Receiving Party prior to the disclosure by Disclosing Party, free of any obligation of confidence as evidenced by Receiving Party's written records; (d) is independently developed by Receiving Party without reference to the Confidential Information; or (e) is communicated by a third party to Receiving Party free of any obligation of confidence to the Disclosing Party. For the purposes of this Agreement, "Affiliate" means, with respect to any person, an entity which directly, majority controls, or is majority controlled by, or is under common control with, that person. As used herein, "control" means the power to direct, or cause the direction of, the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

7.2 Receiving Party shall neither use nor reproduce Disclosing Party's Confidential Information except as reasonably necessary for: (a) negotiations, discussions and consultations with the personnel or authorized representatives of Disclosing Party; (b) preparing estimates or proposals for submission to Disclosing Party; or (c) for the purpose of performing its obligations under this Agreement. Upon completion of the obligations under this Agreement that use the Confidential Information, or upon termination of this Agreement, Receiving Party shall, when requested by Disclosing Party in writing, promptly return to Disclosing Party all of the Confidential Information provided by Disclosing Party, except that Receiving Party may retain one (1) copy for recordkeeping purposes.

7.3 Receiving Party shall not disclose, without the prior written consent of Disclosing Party, any of Disclosing Party's Confidential Information to any third party other than Receiving Party's, and its Affiliates', directors, officers, employees, agents and consultants, hospital authorities, Institutional Review Board members, clinical investigators, and others who are necessarily involved in fulfilling Receiving Party's obligations under this Agreement and who, in each case, (a) need to know such information for the purposes of performing such obligations and (b) are bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein. Receiving Party agrees that it shall take commercially reasonable steps to prevent the disclosure or use of any such Confidential Information by Receiving Party's, and its Affiliates', directors, officers, employees, agents or consultants except as provided in this Agreement.

7.4 During the period in which an obligation of confidentiality exists, if any Disclosing Party Confidential Information is required to be disclosed by Receiving Party to any government or regulatory authority or court entitled by law to disclosure of the same, Receiving Party shall promptly notify Disclosing Party thereof, and Receiving Party shall cooperate with Disclosing Party so as to enable Disclosing Party to: (a) seek an appropriate protective order; (b) make the confidential nature of the Confidential Information known to such governmental or regulatory authority or court; and (c) make any applicable claim of confidentiality in respect of the Confidential Information.

7.5 For purposes of this Agreement, the Parties hereby acknowledge and agree that, subject to the exceptions set forth in Section 7.1, this Agreement, and, shall be considered CLIENT's Confidential Information. Notwithstanding any of the foregoing to the contrary, either Party may disclose the existence of this Agreement hereto to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof.

7.6 Receiving Party's obligations under this Section 7 shall terminate with respect to any Confidential Information of Disclosing Party seven (7) years after the date of termination of the initial term of this Agreement.

8. **Protected Health Information.** The Parties recognize that the Federal Health Insurance Portability and Accountability Act of 1996 and implementing regulations ("HIPAA") require written confidentiality agreements to protect the privacy and security of protected health information (as defined under HIPAA) that may be acquired in the course of performing this Agreement. The parties agree to comply with HIPAA and other applicable laws and governmental regulations governing protected health information.

9. **Ownership.**

9.1 Consultant Property. CATO RESEARCH may have pre-existing property rights in certain materials, products, software tools, etc., which CATO RESEARCH uses in performing the CRO Services hereunder (collectively, "CATO RESEARCH Property"). CATO RESEARCH owns all right, title, and interest in and to the CATO RESEARCH Property and all intellectual property rights therein. For purposes of this Agreement, "Deliverables" shall mean all materials, documents, reports, and other deliverables generated specifically for CLIENT in connection with CATO RESEARCH's performance of the CRO Services.

9.2 Ownership of General Deliverables. CATO RESEARCH shall be the sole and exclusive owner of all rights, title, and interest in and to those Deliverables that are of general application and not unique to or created at the specific direction of or for CLIENT(the "General Deliverables"), and all derivative works thereof, and the sole owner of all copyright, patent, trademark, trade secret, and other proprietary rights therein. Ownership of the General Deliverables shall be vested in CATO RESEARCH from the date of its creation. CLIENT hereby assigns to CATO RESEARCH all right, title, and interest in and to the General Deliverables, without further consideration, free from any claim, lien for balance due, or rights of retention therein on the part of CLIENT. Notwithstanding the

foregoing, such ownership by and assignment to CATO RESEARCH shall not include or extend to the Unique Deliverables (as defined below).

9.3 Ownership of Unique Deliverables. CLIENT shall be the sole and exclusive owner of all right, title, and interest in and to those Deliverables that are unique to or created at the specific direction of or for CLIENT, and not of general application (the "Unique Deliverables"), and all derivative works thereof, and the sole owner of all copyright, patent, trademark, trade secret, and other proprietary rights therein. Ownership of the Unique Deliverables shall be vested in CLIENT from the date of its creation and shall be deemed to be "works made for hire" within the meaning of the Copyright Act of 1976, as amended. To the extent any rights in the Unique Deliverables are deemed under any applicable law to vest with CATO RESEARCH, CATO RESEARCH hereby assigns to CLIENT all right, title, and interest in and to the Unique Deliverables, without further consideration, free from any claim, lien for balance due, or rights of retention thereof on the part of CATO RESEARCH. Notwithstanding the foregoing, such ownership by and assignment to CLIENT shall not include or extend to the Residuals. CATO RESEARCH shall fully disclose and deliver the Unique Deliverables to CLIENT, promptly upon its creation or fixation in a tangible medium of expression, and shall at that time execute and deliver any and all lawful, worldwide patent, copyright, or other applications, assignments, and other documents that CLIENT requests to protect the Unique Deliverables.

9.4 License to CLIENT. CATO RESEARCH hereby grants CLIENT a non-exclusive, non-transferable, perpetual, irrevocable, worldwide, royalty-free license to: (a) use the General Deliverables and any CATO RESEARCH Property incorporated in any Deliverables, for CLIENT's internal business purposes; and (b) create copies (solely for archival and backup purposes) of the General Deliverables and the CATO RESEARCH Property incorporated in any Deliverables, as may reasonably be necessary for such use. CATO RESEARCH reserves all rights in and to the CATO RESEARCH Property and all related proprietary rights not expressly licensed to CLIENT hereunder. CLIENT agrees not to modify, remove, or obscure any copyright, trademark, or other proprietary rights notices placed by CATO RESEARCH on or in the General Deliverables or the CATO RESEARCH Property incorporated in any Deliverables. CLIENT furthermore agrees not to reverse engineer, decompile, or disassemble the General Deliverables or the CATO RESEARCH Property incorporated in any Deliverables.

9.5 License to CATO RESEARCH. CLIENT hereby grants to CATO RESEARCH a non-exclusive, non-transferable, royalty-free license to use the Unique Deliverables solely for the purpose of performing the CRO Services. Additionally, CLIENT grants to CATO RESEARCH a limited, non-exclusive license to use any intellectual property, including but not limited to information related to any target, compound or product of CLIENT, and materials to perform the CRO Services in accordance with the applicable Work Order. CLIENT retains all rights, title and interest in any and all intellectual property and other materials provided to CATO RESEARCH for the performance of the CRO Services. All such materials and intellectual property shall be considered CLIENT Confidential Information.

9.6 Residuals. CATO RESEARCH shall retain all right, title, and interest in all Residuals and nothing in this Agreement shall prevent CATO RESEARCH from utilizing the Residuals. For purposes of this Agreement, "Residuals" shall mean CATO RESEARCH'S general knowledge, skill, and experience, any ideas, concepts, know-how, and technologies that are within the scope of CATO RESEARCH's business practice and are used, acquired, or developed by it in the course of providing or receiving the CRO Services; provided, however, that the Residuals shall not include any Unique Deliverables or any CLIENT Confidential Information.

10. Representations and Warranties.

10.1 CATO RESEARCH represents and warrants that it has the experience, capability, and resources necessary to perform CRO Services under this Agreement in a commercially reasonable manner and that it shall

devote the necessary personnel to perform CRO Services hereunder in a commercially reasonable manner. CATO RESEARCH shall be deemed to make this representation and warranty each time it executes a Work Order Request.

10.2 CLIENT represents and warrants that it has the ability to comply with and perform all financial obligations under this Agreement. CLIENT shall be deemed to make this representation and warranty each time it executes a Work Order Request.

10.3 Each Party represents and warrants that (a) it has the corporate power and authority to enter into and perform its obligations under this Agreement and any Work Order; (b) entering into and performing this Agreement and any Work Order will not conflict with or result in a violation of any of the terms or provisions, or constitute a default under any of its organizational documents, any mortgage, indenture, lease, contract or other agreement or instrument binding upon it or by which any of its properties are bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or its properties. Each Party shall be deemed to make this representation and warranty upon entering into this Agreement and each time it executes a Work Order Request.

11. **Cato Research Personnel.**

11.1 CATO RESEARCH is responsible for all aspects of the labor relations of its personnel, including, but not limited to, wages, benefits, discipline, hiring, firing, promotions, pay raises and overtime, as well as job and shift assignments. CLIENT shall have no power or authority in these areas. CATO RESEARCH shall pay all contributions and taxes imposed by any federal or state governmental authority with respect to or measured by wages, salaries, or other compensation paid by CATO RESEARCH to persons employed by CATO RESEARCH.

11.2 CLIENT understands that the performance of CRO Services requires special skills, training and experience. CLIENT further understands that CATO RESEARCH has expended considerable sums to train its personnel to perform the CRO Services requested by CLIENT from time to time under this Agreement, given them access to experienced and highly skilled practitioners at CATO RESEARCH to enable such personnel to acquire new skills and develop existing skills, and provided its personnel with opportunities to gain valuable experience in performing CRO Services. CLIENT understands that if it were to employ a CATO RESEARCH employee, CLIENT would acquire the advantages of such skills, training and experience; therefore, CLIENT agrees that if, during the term of this Agreement or within one (1) year after termination or expiration of this Agreement, CLIENT employs or solicits and subsequently employs, as an employee or independent contractor, any person who is or was employed by CATO RESEARCH during the term of this Agreement and who is or was involved in negotiating, administering or providing CRO Services to CLIENT under this Agreement, then CLIENT shall be required to pay CATO RESEARCH a fee equal to such person's annual base salary as of the last day of their employment with CATO RESEARCH. Such fee shall be paid to CATO RESEARCH in cash no later than thirty (30) days after the date on which such employee begins employment or contractual work with CLIENT.

12. **Indemnification.**

12.1 CLIENT shall indemnify, defend and hold harmless CATO RESEARCH and its Affiliates, and the directors, officers, employees and agents of CATO RESEARCH and its Affiliates (each a "CATO RESEARCH Indemnified Party"), from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys' fees or expenses charged by counsel of the Indemnified Party's choosing (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a CATO RESEARCH Indemnified Party may incur by reason of or arising out of any claim made by a third party (except for (e) below) or response in any legal proceeding brought by a third party (except for (e) below) directly

resulting from or related to (a) CATO RESEARCH's CRO Services, including deliverables, performed in material compliance with this Agreement and all applicable laws and regulations ; (b) infringement of, or related to, any intellectual property or proprietary rights of a third party in relation to CLIENT's Products, programs, procedures, materials, data, or other information used by or on behalf of, or furnished by or on behalf of, CLIENT in connection with this Agreement or the clinical trials or other projects related to CATO RESEARCH's CRO Services under this Agreement; (c) material breach of this Agreement by CLIENT or any Affiliate, director, officer, employee, agent or representative of CLIENT; (d) the negligence, intentional misconduct or intentional omission of CLIENT or any employee, contractor, agent or representative of CLIENT; and (e) any request for deposition, documents, or other information legally compelled, including, without limitation, by subpoena or by agreement made in lieu of subpoena, in connection with CLIENT's litigation, arbitration or other proceeding with any third party; provided, however, that this indemnification shall not extend to any claims for which a final judgment has been entered against CATO and/or its directors, officers, employees contractors, agents or representatives, except to the extent of any negligence or intentional misconduct on the part of CLIENT or the CLIENT Indemnified Party(ies), in which cause the final judgment shall allocate the costs of such litigation, arbitration or other proceeding.

12.2 CATO RESEARCH shall indemnify, defend and hold harmless CLIENT, its Affiliates, and the directors, officers, employees and agents of CLIENT and its Affiliates (each a "CLIENT Indemnified Party") from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys' fees and expenses (whether or not covered by insurance), whether in tort or in contract, law or equity, that a CLIENT Indemnified Party may reasonably incur by reason of or arising out of any claim made by a third party resulting from or related to (a) the negligence, intentional misconduct or intentional omission of CATO RESEARCH or any employee, contractor, agent or representative of CATO RESEARCH; (b) the material breach of this Agreement by CATO RESEARCH or any Affiliate, director, officer, employee, agent or representative of CATO RESEARCH; or (c) the violation by CATO RESEARCH, its directors, officers, employees or agents, of applicable law or other governmental requirement; provided, however, that this indemnification shall not extend to any claims to extent such claims arise out of: (i) breach of this Agreement by CLIENT or any Affiliate, director, officer, employee, agent or representative of CLIENT ; (ii) the violation by CLIENT, its directors, officers, employees or agents, of applicable law or other governmental requirement; or (iii) the negligence, intentional misconduct or intentional omission of CLIENT or its directors, officers, employees, contractors, agents or representatives.

13. **Insurance.**

13.1 CLIENT shall maintain in full force and effect, at no cost to CATO RESEARCH, its Affiliates, and their respective officers, directors and employees (collectively, "CATO RESEARCH Insureds"), customary insurance coverage for all CLIENT Products and clinical trials or other projects related to CRO Services, including, without limitation, errors and omissions, products liability, general liability, and related insurance coverage with policy limits in an amount CLIENT's senior management reasonably determines to be sufficient to support CLIENT's indemnification obligations hereunder. Upon completing each clinical trial for which CATO RESEARCH provides CRO Services (each, an "Agreement Clinical Trial"), CLIENT also shall maintain in full force and effect, at no cost to the CATO RESEARCH Insureds, an extended reporting policy for a term of no less than five (5) years after completion of each Agreement Clinical Trial, which policy shall cover claims first made and/or reported after completion of such Agreement Clinical Trial.

13.2 CLIENT's insurance policy(ies) shall name the CATO RESEARCH Insureds as additional named insureds with a broad form additional insured endorsement (acceptable in form and content to CATO RESEARCH) and shall indicate that the policy will not be canceled or changed until thirty (30) days after written notice of such cancellation or change is delivered to CATO RESEARCH. At CATO RESEARCH's request, CLIENT shall provide CATO RESEARCH with an additional insured certificate and a copy of the additional insured endorsement from

CLIENT's insurance carrier. In no event, however, shall the CATO RESEARCH Insureds contact CLIENT's insurance company without first providing CLIENT with written notice of the possible claim or need for such contact and allowing CLIENT thirty (30) days to respond to such written notice. In the event that CLIENT does not respond in writing to CATO RESEARCH's written notice, CATO RESEARCH shall be free to contact CLIENT's insurance company directly. Should CLIENT respond to CATO RESEARCH prior to the end of the thirty (30) day period, CLIENT and CATO RESEARCH shall undertake good faith efforts to resolve the issue as promptly as possible.

14. **Limitation of Liability. Except as set forth in this Agreement, CATO RESEARCH makes no warranty, either express or implied, including the warranties of merchantability, fitness for a particular purpose, title and non-infringement as to any matter, including, but not limited to, the CRO Services, results of CRO Services, deliverables, reports, analyses, documents, memoranda, or other matter produced or provided under this Agreement. CLIENT agrees that, regardless of the form of any claim, CLIENT's sole remedy and CATO RESEARCH's sole obligation with respect to any claims made related to or arising out of this Agreement shall be governed by this Agreement and, in all cases, CLIENT's remedies shall be limited to, at CATO RESEARCH's option, correction of the non-conforming CRO Services or reimbursement of payments (excluding payments for expenses) made by CLIENT to CATO RESEARCH for such non-conforming CRO Services under the applicable Work Order during the six (6) month period immediately preceding the event for which the claim is made. In the event that CATO RESEARCH chooses to reimburse CLIENT for payments made for non-conforming CRO Services, CLIENT and CATO RESEARCH will discuss in good faith reimbursement to CLIENT of any Expenses directly related to such non-conforming CRO Services. It is expressly agreed that in no event shall either Party be liable to the other Party for any indirect, consequential, incidental, special, punitive, or exemplary damages arising from any legal theory, even if such person had been apprised of the likelihood of such damages occurring; provided that nothing herein shall limit either Party's obligations under Section 12 hereof.** CLIENT agrees that, notwithstanding the applicable statute of limitations, it may not bring any claim against CATO RESEARCH more than two (2) years after CLIENT knew or should have known that the cause of action arose.

15. **Investigator Funds.**

15.1 CATO RESEARCH may, at CLIENT's request, disburse payments to investigators conducting a clinical study (each, an "Investigator") for which CATO RESEARCH is providing CRO Services to CLIENT. CATO RESEARCH will disburse all such payments (each an "Investigator Fee") in accordance with the provisions of the agreement between CLIENT and the Investigator (each, an "Investigator Agreement"). CATO RESEARCH agrees that it will not unreasonably withhold any Investigator Fee and it will not impose additional restrictions on the terms of payment for the Investigator Fee set forth in the Investigator Agreement.

15.2 CLIENT shall provide CATO RESEARCH with the funds to pay each Investigator Fee prior to the date on which CATO RESEARCH is scheduled to disburse such Investigator Fee. If CLIENT does not provide the funds to CATO RESEARCH, then CATO RESEARCH will not disburse such Investigator Fee until it receives the funds from CLIENT. In such event, CLIENT shall be deemed to have released CATO RESEARCH from all legal liability and to have covenanted not to sue CATO RESEARCH on any claims related to failure to disburse the Investigator Fee.

15.3 If CLIENT provides CATO RESEARCH with funds in excess of the total Investigator Fees disbursed by CATO RESEARCH, then CATO RESEARCH shall prepare and send a reconciliation of such funds to CLIENT within ninety (90) days after the early termination or expiration of the Work Order under which CATO RESEARCH was disbursing such Investigator Fees and, upon CLIENT's approval of the reconciliation, CATO RESEARCH shall return all excess funds to CLIENT.

16. **Audit**. CATO RESEARCH will, on no less than two (2) weeks notice, during regular business hours, permit a regulatory auditor qualified by education, training, and experience, and who is reasonably acceptable to CATO RESEARCH, to have access to CATO RESEARCH's records pertaining to the CRO Services provided pursuant to this Agreement for the purpose of auditing and verifying such CRO Services. The auditor shall report to CLIENT only those facts and conclusions from the audit that are directly related to CLIENT's interests. CLIENT shall bear the cost of any audit to such auditor. CLIENT shall, in addition to any other payment obligations under this Agreement, pay CATO RESEARCH on a time and materials basis at its current rates for the CATO RESEARCH personnel assigned to supervise such audit and any other CATO RESEARCH personnel who are required to participate in such audit; provided, however, that CLIENT may conduct one (1) CRO qualification audit at no charge to CLIENT. All information obtained from an audit shall be Confidential Information.

17. **Force Majeure; Other Delays.**

17.1 In the event that either party shall be delayed in, hindered in, or prevented from the performance of any act required under this Agreement by reason of strike, lockout, labor problems, restrictions of government, judicial orders or decrees, riots, insurrection, terrorism, war, acts of God, inclement weather, or other causes that are beyond the reasonable control of such party, then performance of such act shall be excused until the cause is remedied. The delayed party shall use commercially reasonable efforts to resume performance as soon as possible.

17.2 If the action or inaction of CLIENT, a government agency, clinical site, internal review board, or any party working for CLIENT or on CLIENT's behalf delays CATO RESEARCH'S ability to provide CRO Services to CLIENT under a Work Order for thirty (30) days or more, then CLIENT shall pay CATO RESEARCH a fee (to be determined by CATO RESEARCH in good faith) to ensure that the existing CATO RESEARCH project team assigned to such Work Order is available to resume work when the delay ends or, at CLIENT'S sole discretion, terminate the applicable Work Order and pay CATO RESEARCH the Termination Expenses.

18. **Independent Contractor**. The Parties hereunder are an independent contractor and are not agents, representatives or employees of the other Party. Neither Party has authority to make any statement, representation, or commitment of any kind nor to take any action binding on the other Party without the other Party's prior written consent.

19. **Use of Names**. Neither Party shall use the name of the other Party in any capacity, including, without limitation, the use of such Party's name as a reference or in literature or otherwise, without the prior express written consent of the other Party.

20. **Notification**. Any notices given hereunder shall be in writing and shall be deemed to have been given on the earlier of personal receipt by an authorized representative of the Party, or receipt at the Party's notice address. Notice may be given by any reliable means including, without limitation, by mail, overnight courier, facsimile, electronic mail, or personal delivery. All notices shall be sent to a Party at its address set forth on the signature page of this Agreement, or to such other address as is given by notice to the other Party.

21. **Waiver**. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving Party. No such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event on a continuing basis or in the future unless the waiver states that it is intended to apply continuously or to future events. A waiver shall not excuse a subsequent breach of the same term, unless the waiver so states.

22. **Severability**. If any provisions of this Agreement are determined to be invalid or unenforceable, those provisions shall be reformed to the extent necessary to comply with law and the parties' intent, or struck if necessary, and the validity and effect of the other provisions of this Agreement shall not be affected.

23. **Governing Law; Jurisdiction**. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York. No conflict-of-laws provision shall be invoked to permit application of the laws of any other jurisdiction.

24. **Dispute Resolution**. Any controversy, claim or dispute arising out of, in connection with or relating to this Agreement, with the exception of any disputes related to the intellectual property or materials of either Party, shall be resolved by binding arbitration pursuant to Exhibit A, with the arbitrator following the Commercial Arbitration Rules of the American Arbitration Association ("AAA") (the "Rules") in effect as of the day the arbitration demand is made. It is the intention of the Parties to resolve any such controversy, claim or dispute by private arbitration without submitting the matter to the AAA. In the event of any inconsistency between the Rules and Exhibit A, Exhibit A shall control. Notwithstanding the foregoing, if damages for a breach are not reasonably believed to be an adequate remedy, then either Party may bring an injunction proceeding before a court of equity.

25. **Survival**. The representations and warranties of the Parties in Section 10 shall survive the events to which they relate and survive the expiration or earlier termination of this Agreement and the rights and obligations of the Parties set forth in Sections 4, 5, 7, 8, 9, 11, 12, 13, 14, 19, 23, 24, 25 and 26 shall survive expiration or earlier termination of this Agreement.

26. **Client Obligations**. CLIENT shall undertake the following obligations with respect to the performance of this Agreement, in addition to any other obligations outlined in the applicable Work Order, and failure to perform such obligations shall constitute a material breach of this Agreement.

(a) CLIENT shall use commercially reasonable efforts to deliver all information and materials required for CATO RESEARCH's performance of CRO Services in accordance with mutually agreed upon timelines.

(b) CLIENT shall immediately apprise CATO RESEARCH of any safety concerns or serious adverse events related to a Product that is the subject of the CRO Services.

(c) CLIENT shall use commercially reasonable efforts to not take any actions or participate in any activities that are intended to or can be reasonably expected to disrupt or interfere with CATO RESEARCH's obligations under this Agreement.

27. **Assignment.** This Agreement may not be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement in connection with a merger or the sale of all or substantially all of the assigning Party's assets or stock on the condition that such assignment shall be solely to the acquirer or purchaser of the assigning Party and such acquirer or purchaser must assume the assigning Party's obligations under this Agreement. Notwithstanding the foregoing, CATO RESEARCH may arrange for its Affiliates to perform CRO Services under this Agreement, with the understanding that CATO RESEARCH will remain legally responsible for such CRO Services.

28. **Freedom to Contract**. Except with respect to CRO Services for which CLIENT specifically hires CATO RESEARCH to perform under this Agreement, (a) CLIENT is not required to use CATO RESEARCH for any specific work; (b) CLIENT is free to retain others to perform the same or similar CRO Services as offered by CATO RESEARCH; (c) CATO RESEARCH is not required to provide any CRO Services to CLIENT except as pursuant to an executed Work Order; and (d) CATO RESEARCH is free to provide CRO Services to other clients that are similar to CRO Services provided to CLIENT.

29. **Entire Agreement**. Exhibits to this Agreement and Work Orders are incorporated into and made a part of this Agreement. This Agreement, including the incorporated Exhibits and Work Orders, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof. Except as otherwise authorized herein, changes, modifications, and amendments shall be valid only if made in writing and signed by both Parties. To be effective, any agreement between the Parties purporting to amend a term of this Agreement must specifically identify that term's Section number and state the Parties' specific intent to amend that term. The Parties entry into this Agreement is expressly made conditional on the terms set forth herein, not those in any purchase order, confirmation, or similar form, and the Parties agrees that any additional or different terms in any such form, now or in the future, are void even if the form indicates that it shall control.

30. **Execution of Agreement**. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

31. **Facsimile Signatures.** Facsimile signatures shall be accepted as originals for the purposes of this Agreement and any and all Work Orders executed hereunder.

The Parties have executed this Agreement as of the date first written above.

CATO RESEARCH:

Cato Research Ltd.
4364 South Alston Avenue
Durham, North Carolina 27713-2280

By: [signature]

Name: Daniel Cato

Title: Vice President, Operations

CLIENT:

Senesco Technologies, Inc.
303 George Street, Suite 420
New Brunswick, NJ 08901

By: [signature]

Name: BRUCE C. GALTON

Title: PRESIDENT + CEO

EXHIBIT A
ARBITRATION PROCEDURES

In the event of arbitration under Section 23, the following rules shall apply:

1. **Limitations Period**. The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall be applicable to the commencement of arbitration hereunder.

2. **Location and Language**. The location of the arbitration shall be in New York. The arbitration shall be conducted in English and any findings and/or decisions shall be rendered in English.

3. **Selection of Arbitrator**. The arbitration shall be conducted by one arbitrator who is independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration (a "neutral arbitrator"). If the parties can not agree on a neutral arbitrator, then each party shall select a neutral arbitrator, who together shall select a third neutral arbitrator to conduct the arbitration. The arbitrator will be selected with consideration given to his or her experience with disputes of the type being submitted (e.g., the nature of the claim and the technology involved) and will, if possible, be a former judge. It is the intent of the parties that the final arbitrator be selected within thirty (30) days after the arbitration demand is first made.

4. **Case Management**. Prompt resolution of any dispute is important to both parties and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical to obtain a just resolution of the dispute.

5. **Remedies**. The arbitrator shall follow and apply the applicable law. The arbitrator shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrator deems just and equitable, but only to the extent that such remedies or relief could be granted by a state or federal court and as otherwise limited by the terms in this Agreement. No punitive damages may be awarded by the arbitrator. No court action may be maintained seeking punitive damages.

6. **Expenses**. The expenses of the arbitration, including the arbitrator's fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator's fees as and when billed by the arbitrator.

7. **Confidentiality**. The parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, (a) the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected; (b), if a party has stock that is publicly traded, the party may make such disclosures as are required by applicable securities laws or listing rules; and (c) if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated.